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                                                                       Exhibit 5


                             [Letterhead of PEPCO]

                                                                  March 14, 2001

New RC, Inc.
1900 Pennsylvania Avenue, N.W.
Washington, D.C. 20068

Ladies and Gentlemen:

        I am Executive Vice President and General Counsel of Potomac Electric Power Company, a District of Columbia and Virginia corporation ("Pepco"), and Secretary of New RC, Inc., a Delaware corporation ("New RC"), and have acted as counsel to New RC in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 170,000,000 shares of common stock, par value $0.01 per share, of New RC that are to be issued in accordance with the terms of an Agreement and Plan of Merger dated as of February 9, 2001, among Pepco, Conectiv and New RC (the "Merger Agreement").

        In connection with this opinion, I, or my representatives, have examined originals, or copies certified or otherwise identified to my satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have relied upon the aforesaid instruments, certificates, records and documents and inquiries of New RC representatives.

        Based upon the foregoing examination, I am of the opinion that the 170,000,000 shares of common stock being registered have been duly authorized and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

        In this opinion, I am opining only on the corporate law of the State of Delaware.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" therein and in the related prospectus, and in any supplement thereto or amendments thereof. My consent to such reference does not constitute a consent under Section 7 of the Act, and in consenting to such reference I have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                        /s/ William T. Torgerson
                                        ------------------------------
                                        William T. Torgerson, Esq.